Exhibit 10.1

EXHIBIT A

EMPLOYMENT AGREEMENT FOR TIMOTHY YOUNG

THIS EMPLOYMENT AGREEMENT (this“Agreement’ ) is dated as of January 21, 2021 and is entered into by and between Timothy Young (the“Executive”) and SunHydrogen, Inc. (the“Company”). The Company and the Executive shall be referred to herein as the“Parties.”

Position:	Timothy Young’s position with SunHydrogen, Inc. (“Company”) is presently Chairman, Chief Executive Officer, President, and Chief Financial Officer (“Executive”) and a member of the Company’s Board of Directors (“Board”), reporting to the Board. Executive shall be reappointed each term and shall remain a member of the Board for the term of Executive’s employment with the Company.

Duties:	Executive shall perform the duties normally associated with Executive’s position as a chief executive officer and such other duties as are specified in the Bylaws of the Company and as set forth in a written Employment Agreement. Executive shall be responsible for providing strategic, financial and operational leadership for the Company and will closely coordinate and work with the Board and senior leadership team. Executive has complete responsibilities for all operation activities in all departments, such as, but not limited to:

●	Plan, develop, implement and direct the organization’ s operational and fiscal function and performance with driving shareholder value as the priority.

●	Oversee and drive the development of the Company’s Technology.

●	Target and initiate business partnerships with other companies

●	Provide strategic input and leadership on decision making issues affecting the organization; specifically relating to the evaluation of potential mergers, acquisitions, joint ventures, or partnerships.

●	Plan, develop, implement and direct the organization’ s operational and fiscal function and performance.

●	Communicate effectively and establish credibility throughout the organization and with the Board of Directors as an effective developer of solutions to business challenges.

●	Develop the Company’s culture and overall Company vision.

●	Oversee employment through strategic key hires and leadership.

●	Analyze and make recommendation on the impact of longrange growth initiatives, planning, and introduction of new strategies and regulatory actions.

Signing Bonus:	$150,000 for raising the market cap of the Company to over $600 million and increasing the working capital through recent capital raises.

Base Salary:	$354,000 Annual Base Salary effective as of January 1, 2021. Such compensation shall be reviewed annually prior to the third quarter of each year by the Board for adjustment in light of Executive’s performance and competitive data for such position. Any adjustment shall not reduce Executive’s then current Annual Base Salary.

Bonus:	Additional 100% of Annual Base Salary as bonus upon meeting objectives set by Board in each prior calendar year, payable at the end of each calendar quarter as the objectives are satisfied. The Board and Executive will meet beginning of each calendar year and set new objectives and new annual bonus amount for the next calendar year. Such Bonus percentage shall be reviewed annually prior to the first quarter of each calendar year by the Board for adjustment in light of Executive ’ s performance and competitive data for such position. However, any future adjustments shall not reduce Executive’s then current Bonus percentage.

Should the Company up-list to Nasdaq or NYSE, the Company shall pay Executive a bonus of$250,000.

Executive Benefits:	Executive is eligible to participate in all medical, life and disability insurance plans, retirement plans and all other benefit plans as may be in effect from time to time for the Company’s executives. Executive shall be eligible to receive:

●	Four weeks of vacation

●	Supplemental executive medical insurance

●	Supplemental executive life insurance

●	Supplemental executive retirement plan (SERP)

●	Nonqualified deferred compensation plan

Expenses:	The Company shall reimburse Executive for all reasonable business or entertainment expenses incurred by Executive in the performance of Executive’s services as CEO and member of the Board, in accordance with the Company’s policies in effect from time to time.

The Executive shall receive the following benefits, but not limited to:

●	Use of the Company’s van or other automotive vehicles;

●	Up to $6,000 annually in fees for health club membership;

●	Up to $6,000 annually for cost of a CPA for financial/tax/estate planning; and

●	All legal fees for negotiations and representation of employment and termination matters with the Company.

Insurance:	The Company shall agree to purchase and maintain a general umbrella business liability insurance policy and an Employment Practices Liabilities Insurance that is adequate for the Company of its economic size and in accordance with any current competitive data for companies in the same industry, with a minimum of $2,000,000 of coverage. By the end of 2021, the Company agrees to purchase and maintain each year a Director & Officers Insurance with a minimum coverage of $5,000,000.

Indemnity:	The Company indemnifies Executive for any claims arising out of or relating to Executive’s employment with the Company or as a member of the Board. The Company shall provide simultaneously with the Employment Agreement an indemnity agreement to be executed by Executive and the Company.

Equity:	Executive shall be granted 100 million shares of restricted stock of the Company (“RSUs”). The RSUs shall be subject to a vesting schedule to be determined by the Board under a new S8 plan.

Termination Severance:	In the event Executive is terminated by the Company, without “cause” or resigns voluntarily for “good reason, or the Company is sold, merged, or there is a change of control” Executive shall be eligible to receive the following:

●	Lump sum payment of one year of Annual Base Salary

●	Lump sum payment of one year of Bonus

●	100% immediate accelerated vesting of all outstanding unvested equity awards and any other stock awards

●	All outstanding unexercised stock options shall remain exercisable for one year from the date of the termination (or in the event of a change in control the date of such change of control), or some shorter period to avoid any adverse excise taxes (i.e., IRC 409A) or penalties

●	Outplacement services in an amount not to exceed $40,000

●	COBRA and benefit premiums paid by Company for one year; and

●	Attorney fees paid by Company for document review and negotiations.

Change in Control:	In the event the Company is subject to a change in control then 100% the unvested equity (options, restricted stock and warrants) shall immediately vest.

Legal:	The Company shall pay for Executive’ s legal bills for negotiations of any employment terms or disputes in the future.

Parachute Payments:	Company shall gross up Executive’s parachute excise tax payments, if any, or obtain Shareholder vote to approve the parachute payment in order to avoid any excise taxes.

Mitigation:	There is no duty for Executive to mitigate any damages in order to receive the severance benefits.

Assignment:	The terms herein shall be binding on any successor companies.

Agreement:	The terms herein shall be officially memorialized in an employment agreement to be executed by both the Executive and the Company, and approved by the Board.

Definitions:	“Cause” shall mean (i) Executive is convicted of or pleas nolo contendere or guilty to a felony involving moral turpitude; (ii) Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct resulting in either case in significant and demonstrable economic harm to the Company, provided that no act or failure to act shall be considered ’‘willful” under this definition unless Executive acted, or failed to act, with an absence of good faith and without a reasonable belief that Executive’s action, or failure to act, was in the best interest of the Company; (iii) an act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive; (iv) following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that Executive has not substantially performed his duties, continued violations by Executive of Executive’s obligations to the Company which are demonstrably willful and deliberate on Executive’s part; provided, however, that failure of Executive to achieve certain results, such as the Company’s business plan, that is not the result of Executive’s demonstrably willful and deliberate dereliction of duty shall not constitute “Cause.” Anything herein to the contrary notwithstanding, Executive’s employment shall not be terminated for “Cause” above unless written notice stating the basis for the termination is provided to Executive, Executive is given thirty (30) days after receipt of such notice to cure the neglect or conduct that is the basis of such claim, and Executive has an opportunity to be heard before the full Board, and, after such hearing, there is a unanimous vote of the Board to terminate Executive for Cause.

“Change of Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets or its business; (iii) the consummation of a merger, reverse merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors . ” Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

“Good Reason shall mean, without Executive’s written consent: (i) any material diminution in Executive’s authority, duties or responsibilities; (ii) the failure of Executive to be appointed to the Board of Directors; (iii) any reduction in Executive’s Annual Base Salary or Bonus opportunity; (iv) a material reduction in the kind or level of Executive’s benefits to which he was entitled immediately prior to such reduction; (v) a material reduction of the facilities and perquisites (including office space and location) or secretarial and administrative support available to Executive immediately prior to such reduction; (vi) a relocation of Executive’s principal place of employment more than thirty-five (35) miles from its current location; (vii) the failure of any successor-ininterest to assume all of the obligations of the Company under the Employment Agreement; (viii) within one year following a Change of Control only, any act which constitutes a constructive termination under the laws of California; (ix) the failure by the Board to set new reasonable bonus objectives agreeable by Executive on or prior to the beginning of a new calendar year; or (x) the assignment of duties that are substantially inconsistent with Executive’s training, education, professional experience and the job for which he was initially hired hereunder. For the purposes of any determination regarding the applicability of Go<,>d Reason, the position taken by Executive shall be presumed to be correct unless the Company, or its successor, establishes, by clear and convincing evidence that such position is not correct. Executive’s continued employment shall not constitute consent or a waiver of Executive’s rights to assert Good Reason hereunder. Executive’s death or disability shall not terminate the right of Executive’s estate or heirs to assert Good Reason if such right existed at the time of Executive’s death or Disability. Following a Change of Control only, if Executive is assigned new authorities, duties or responsibilities by the Company or successor, Executive shall also be provided a written statement which explains in detail the authorities, duties or responsibilities Executive has been assigned and an explanation why such authorities, duties or responsibilities do not constitute grounds for a Good Reason termination. Following a Change of Control only, the failure to provide such written explanation shall be an admission by the Company that Executive has Good Reason to voluntarily terminate his employment.

MISCELLANEOUS PROVISIONS

A. Governing Law. The Parties agree that the Agreement shall be governed by and construed under the internal laws of the State of California. In the event of any dispute regarding this Agreement, the parties hereby irrevocably agree to submit to the exclusive jurisdiction of the federal and state courts situated in Los Angeles, CA, and Employee agrees that the Executive shall not challenge personal or subject matter jurisdiction in such courts. The Parties also hereby waive any right to trial by jury in connection with any litigation or disputes under or in connection with this Agreement.

B. Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

C. Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

D. Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

E. Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Executive’s employment with the Company. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

F. Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect. The breach by one party to this Agreement shall not preclude equitable relief or the obligations in Article IV.

G. Modification. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

H. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. The Executive may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company.

I. Code Section 409A.

(i) To the extent (A) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the“Code”); (B) the Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (C) at the time of the Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of the Executive’s separation from service) shall not be made until the earlier of (I) the first day of the seventh month following the Executive’s separation from service or (2) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article V, Section I shall be paid to the Executive or the Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the Executive’s separation from service.

(ii) To the extent any benefits provided under Article III, Section B(ii) above are otherwise taxable to the Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of .in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(iii) In the case of any amounts payable to the Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of a series of installment payments,” as defined in Treas. Reg. §l.409A-2(b)(2)(iii), the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(iv) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of that date.

EXECUTIVE:

/s/ Timothy Young
Timothy Young

COMPANY:

SunHydrogen, Inc.

By:	/s/ Mark J. Richardson
Mark J. Richardson, Director